UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 12, 2022

BED BATH & BEYOND INC.
(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
650 Liberty Avenue, Union, New Jersey 07083
(Address of principal executive offices)(Zip Code)

(908) 688-0888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BBBY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on October 24, 2022, Bed Bath & Beyond Inc. (the “Company”) appointed Sue Gove as the Company’s President and Chief Executive Officer.

In connection with Ms. Gove’s appointment as the President and Chief Executive Officer of the Company, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Gove on November 12, 2022 (the “Effective Date”). The Employment Agreement and the compensation package contained therein were approved by the Compensation Committee of the Board (the “Committee”), which worked with its independent compensation consultant to design a competitive compensation framework that aligns with the compensation design pillars described in the Company’s 2022 proxy statement. The key terms of the Employment Agreement are as follows:

•Term. The Employment Agreement has an initial term of two years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the Employment Agreement automatically renews on an annual basis until either party provides 90 days’ notice of intent not to renew.
•Cash Compensation. Ms. Gove’s annual base salary will equal $1,400,000, and, in fiscal year 2022, Ms. Gove will be eligible to receive a cash performance bonus pursuant to the Company’s 2022 “2nd Half” Short-Term Incentive Program with a target 2022 Second Half Bonus of 105% of her base salary. For each completed fiscal year thereafter, Ms. Gove will be eligible for a target annual bonus of 150% of her base salary, to be earned based upon the achievement of performance objectives to be determined by the Committee.
•Long-Term Equity Incentives. As soon as reasonably practicable after the Effective Date, Ms. Gove will be eligible to receive a long-term, performance-based equity incentive award with a target value at grant of $2,700,000 (the “LTI Awards”), under the Company’s 2018 Incentive Compensation Plan (“2018 Plan”). The performance criteria for LTI Awards will be consistent with the performance criteria for LTI Awards granted to other executive officers in fiscal 2022, and the LTI Awards will be subject to the terms and conditions of the 2018 Plan and any applicable award agreements.
•Benefits. Ms. Gove will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally. Ms. Gove will also be entitled to reimbursement on a tax neutral basis for all reasonable out-of-pocket business, entertainment and travel expenses incurred by her in connection with the performance of her duties.
•Termination without Cause or for Good Reason. The Employment Agreement provides that if the Company terminates Ms. Gove’s employment other than for “cause,” or in the event Ms. Gove terminates with “good reason,” in each case, not in connection with a “change in control” (as defined in the 2018 Plan), then Ms. Gove will receive severance pay equal to the sum of two times Ms. Gove’s base salary and her target annual bonus (payable over the 24 months following her termination date), any earned but unpaid annual bonus for the year prior to the year of termination, and up to 24 months of COBRA benefits at active employee rates. Severance pay will be paid in accordance with normal payroll. The definitions of “cause” and “good reason” are set forth in the Employment Agreement. In the event that Ms. Gove experiences an “involuntary termination” (as such term is defined in the Company’s Executive Change in Control Severance Plan) (the “ESP”), Ms. Gove will be entitled to the severance payments and benefits provided for under the ESP pursuant to the terms and conditions therein. Ms. Gove is required to deliver a formal release of all claims prior to, and as a condition of, her receipt of any of the severance payments and other post-employment benefits described in the Employment Agreement.
•Restrictive Covenants. The Employment Agreement also provides for non-competition, non-solicitation and non-interference during the term of employment and for two years thereafter, and non-disparagement and confidentiality during the term of employment and surviving the end of the term of employment.

The foregoing description of the Employment Agreement in this Current Report on Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Employment Agreement. A copy of the Employment Agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending November 26, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: November 17, 2022	By:	/s/ Laura Crossen
Laura Crossen
Interim Chief Financial Officer